EXHIBIT 21
SUBSIDIARIES OF LIVERAMP HOLDINGS, INC.

U.S. SUBSIDIARIES
Subsidiary	Organized or Incorporated	Percent of Equity Securities Owned	Doing Business As
LiveRamp, Inc.	Delaware	100%	LiveRamp, Inc.

INTERNATIONAL SUBSIDIARIES
Subsidiary	Organized or Incorporated	Percent of Equity Securities Owned	Doing Business As
LiveRamp Australia Pty Limited	Australia	100%	LiveRamp Australia Pty Limited
LiveRamp France SAS	France	100%	LiveRamp France SAS
LiveRamp UK Ltd.	UK	100%	LiveRamp UK Ltd.
LiveRamp Greater China Information Services Ltd.	China	100%	LiveRamp Greater China Information Services Ltd.
LiveRamp Japan K.K.	Japan	100%	LiveRamp Japan K.K.
Faktor B.V.	Netherlands	100%	Faktor B.V.
LiveRamp PTE. Ltd.	Singapore	100%	LiveRamp PTE. Ltd.
LiveRamp Pty Limited	Australia	100%	LiveRamp Pty Limited
LiveRamp (NZ) Limited	New Zealand	100%	LiveRamp (NZ) Limited
XYZ Direct Pty Ltd.	Australia	100%	XYZ Direct Pty Ltd.